UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
First Western Financial, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1900 16th Street, Suite 1200
Denver, Colorado 80202
(303) 531-8100

June 5, 2023

NOTICE OF NEW DATE FOR POSTPONED
2023 ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of First Western Financial, Inc.:
The 2023 Annual Meeting of Shareholders (the “annual meeting”) of First Western Financial, Inc. (the “Company”) has been postponed and will now be held on Wednesday, June 21, 2023, at 4:00 pm, Mountain Time, at First Western’s corporate offices, located at 1900 Sixteenth Street, Suite 1200, Denver, Colorado 80202, for the following purposes:
1.to elect eleven directors to serve on the Company’s Board of Directors until the Company’s 2024 annual meeting of shareholders or each until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal;
2.to ratify the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023; and
3.to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement for the annual meeting previously distributed.
The Company determined to postpone the annual meeting to ensure that all of its shareholders receive timely notice of the annual meeting and sufficient time to consider the proposals to be voted upon at the annual meeting after the Company became aware of an error by the Company’s financial printer that it engaged to print and distribute the proxy materials that resulted in certain shareholders not receiving timely notice of the annual meeting.
The April 13, 2023 record date for determining shareholders entitled to vote at the annual meeting remains unchanged. Other than the date of the annual meeting, there is no change to the proxy statement and proxy card filed with the Securities and Exchange Commission on April 27, 2023.
If you have already submitted a proxy and do not wish to change your vote, you do not need to take any further action and your shares will be voted as originally directed by you. If you have already submitted your proxy and wish to change your vote, you may change your vote or revoke your proxy at any time before it is voted at the meeting by following the instructions contained in the proxy card and proxy statement.
By Order of the Board of Directors,
Scott C. Wylie
Scott C. Wylie
Chairman, Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to Be Held on June 21, 2023: Our proxy statement and 2022 Annual Report are available at www.proxyvote.com.

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